CONTACT: FELDMAN MALL PROPERTIES, INC. Larry Feldman – Chairman & CEO -or- Thomas E. Wirth–EVP, Chief Financial Officer (516) 684 -1239 1010 Northern Blvd, Suite 314 Great Neck, NY 11021

FOR IMMEDIATE RELEASE

FELDMAN MALL PROPERTIES ANNOUNCES CONTRACT TO ACQUIRE GOLDEN TRIANGLE
MALL IN SUBURBAN DALLAS,
REPORTS 4TH QUARTER 2005 FINANCIAL RESULTS AND
DECLARES 1ST QUARTER 2006 DIVIDEND

***

Conference Call to Discuss Results Will Be Held at 11:00 AM EST, Tuesday, March 14, 2006
Dial in: (800) 289-0572 or go to www.feldmanmall.com

GREAT NECK, N.Y.–March 14, 2006

RELEASE HIGHLIGHTS

•	Reports fourth quarter FFO of $0.18 per diluted share and a net loss of $.13 per share
•	Declares first quarter dividend of $0.2275 per share
•	Enters into an agreement to acquire the Golden Triangle Mall located in Denton, Texas for $40 million
•	Completes $28.5 million placement of trust preferred securities
•	Enters into an agreement to contribute the Foothills Mall into a joint venture with Kimco Realty Corp (NYSE: KIM) at $104 million valuation

Financial Results

Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $2.5 million, or $0.18 per diluted share, for the fourth quarter ended December 31, 2005. The Company’s net loss for the three months ended December 31, 2005 was $1.7 million, or $0.13 per share. The Company had 14.2 million weighted average common shares and operating partnership units outstanding during the quarter.

For the year ended December 31, 2005, FFO totaled $11.4 million, or $0.81 per diluted share. The Company’s net loss for the year ended December 31, 2005 was $2.2 million or $0.18 per share. The Company had 14.1 million weighted average common shares and operating partnership units outstanding during the period.

Operating Results

Foothills Mall – Tucson, Arizona

Shop occupancy, excluding temporary tenants and anchor tenants, increased from 79.0% at December 31, 2004 to 95.8% at December 31, 2005. Including temporary tenants, shop occupancy as of December 31, 2004 was 92.3% versus 97.5% as of December 31, 2005.

Average same store shop sales, for shop tenants with less than 10,000 square feet, for the trailing twelve-month period ended December 31, 2005 increased 13.3% to $298 per square foot as compared to $263 per square foot for the twelve month period ended December 31, 2004. Total shop sales increased 31.1% for the year ended December 31, 2005 as compared to the same periods in 2004. Average shop rents per square foot, excluding temporary tenants, increased 2.2% to $20.07 at December 31, 2005 as compared to $18.55 at December 31, 2004.

Harrisburg Mall – Harrisburg, Pennsylvania (Joint Venture Investment)

Shop occupancy, excluding temporary tenants and anchor tenants, decreased from 70.6% at December 31, 2004 to 64.5% at December 31, 2005. Including temporary tenants, shop occupancy as of December 31, 2004 was 77.7% versus 77.4% as of December 31, 2005.

Average same store shop sales period for the twelve month period ended December 31, 2005 increased 1.3% to $242 per square foot as compared to $239 per square foot for the twelve month period ended December 31, 2004. Total shop sales increased 2.6% and 6.5% for the three and nine months ended December 31, 2005 as compared to the same periods in 2004. Average shop rents, excluding temporary tenants, increased 12.6% to $20.88 per square foot at December 31, 2005 from $18.36 per square foot at December 31, 2004.

Colonie Center Mall – Albany, New York

Shop occupancy, excluding temporary tenants and anchor tenants, was 72.8% at December 31, 2005. Including temporary tenants, shop occupancy as of December 31, 2005 was 89.4%. Average shop sales were $295 per square foot for the twelve month period ended December 31, 2005. Average shop rents, excluding temporary tenants, were $21.00 per square foot at December 31, 2005.

Stratford Square Mall – Bloomingdale, Illinois

Shop occupancy, excluding temporary tenants and anchor tenants, was 62.2% at December 31, 2005. Including temporary tenants, the occupancy as of December 31, 2005 was 80.3%. Average shop sales were $266 per square foot for the twelve month period ended December 31, 2005. Average shop rents, excluding temporary tenants, were $27.74 per square foot at December 31, 2005.

Northgate Mall, Cincinnati, Ohio

Shop occupancy, excluding temporary tenants and anchor tenants, was 78.1% at December 31, 2005. Including temporary tenants, the occupancy as of December 31, 2005 was 87.1%. Average shop sales were $296 per square foot for the twelve month period ended December 31, 2005. Average shop rents, excluding temporary tenants, were $22.45 per square foot at December 31, 2005.

Tallahassee Mall – Tallahassee, Florida

At December 31, 2005, the shop occupancy, excluding temporary and anchor tenants, was 79.6%. Including temporary tenants, the shop occupancy was 88.9%. The sales trends at Tallahassee Mall are positive with shop sales growing approximately 6.0% per annum and averaging about $329 per square foot over the prior year. Average shop rents, excluding temporary tenants, were $20.24 per square foot at December 31, 2005.

REAL ESTATE ACTIVITY

Golden Triangle Mall – Denton, Texas

The Company announced the signing of a purchase contract to acquire The Golden Triangle Mall in the Northeastern Dallas suburb of Denton, TX, for approximately $40 million, or $135 per square foot.

Including un-owned anchors, the Golden Triangle Mall is a 765,000 square foot regional mall. The mall is currently 92% occupied, including temporary tenants, but excluding anchors. Excluding anchors and temporary tenants, the mall is 88% leased. Non-owned anchor tenants are: Foley's (expected to be converted to Macy’s this fall), Dillard's, Sears, JC Penney, DSW and Dillard's Men. These non-owned anchors currently occupy approximately 470,000 square feet of the mall’s total square footage. Additional name brand tenants include Barnes & Noble, Victoria's Secret, American Eagle Outfitters, Pacific Coast Sun Wear and Bath & Body Works.

“With an estimated population growth of 23% over the next five years and an average household income of approximately $80,000, Denton is an up and coming Dallas suburb primed for retail demand,” stated Larry Feldman the Company’s Chairman & CEO. “Our primary focus at the mall will first be to attract key retailers that draw in the more affluent shoppers of the Denton/Dallas area. To do this, we will create a more upscale look and feel to the mall through a variety of capital improvements including the addition of one or more sit down restaurants.”

In addition to adding an upscale eatery or two, the company’s multi-million dollar capital improvement plan includes the addition of a food court, the addition of a possible entertainment use, enhancing signage from the freeway and updating common areas with lighting upgrades, soft seating, ceiling and floor accents.

Mr. Feldman added, “The Golden Triangle Mall is a perfect fit for FMP.  In addition to being in the path of explosive population growth, it is located in a major market and it has immediate access to a major interstate including visibility to over 100,000 cars per day.”

Funding for this acquisition will be derived in part by the $28.5 million received from the issuance of Trust Preferred securities, which is described below, and in part, with the proceeds from the company’s recent joint venture on the Foothills Mall in Tucson, Arizona with Kimco Realty Corp.

The Company expects an initial unleveraged yield on its Golden Triangle investment of approximately 7.5% based upon the anticipated operating income for 2006.

Joint Venture with Kimco Realty on Foothills Mall – Tucson, Arizona

On February 22, 2006, the Company announced that it entered into a joint venture agreement with a subsidiary of Kimco Realty Corp. (NYSE: KIM) in connection with the Foothills Mall, located in the suburbs of Tucson, Arizona.

Under the terms of the joint venture, a subsidiary of FMP will convey the property to the venture at a price of $104 million, plus closing costs. The closing date of the joint venture is anticipated to be in early May of 2006 and is subject to the joint venture’s ability to obtain new mortgage financing. The Company estimates that Kimco’s contribution to the venture will be a maximum of approximately $25 million. At closing, the Company expects to derive approximately $39 million in cash and expects that it will retain a $7.2 million equity interest in the joint venture.

FMP will be the managing member of the joint venture and will be responsible for the management, leasing and construction of the property.

FINANCING ACTIVITY

$28.5 million trust preferred financing
The Company announced today that it has entered into a definitive agreement to issue $28.5 million of Trust Preferred Securities in a private placement with an affiliate of Kodiak Funding, L.P. Proceeds from this issuance will be primarily used to initially fund the acquisition of the Golden Triangle Mall.

The securities issued have a 30-year term and were priced to bear interest at LIBOR plus 3.45% for the first five years. The Company elected to fix its interest rate through a swap agreement which will result in an effective rate of 8.698% for the first five years. Thereafter, the rate will float at three month LIBOR plus 3.45%. At the Company’s option, the securities can be redeemed at par on or after April 30, 2011.

Colonie Center Bridge Loan Extension
The Company has extended its $50.7 million first mortgage bridge loan secured by the Colonie Center Mall to May 15, 2006. The Company intends to refinance the Colonie bridge loan with a construction loan.

FIRST QUARTER DIVIDEND DECLARATION

The Company announced today that the Board of Directors has declared a quarterly dividend of $0.2275 per common share for the quarter ending March 31, 2006. The dividend is payable April 14, 2006 to shareholders of record at the close of business on March 31, 2006.

This distribution reflects the Company’s regular quarterly dividend, which represents the equivalent of an annualized distribution of $0.91 per share.

EARNINGS GUIDANCE

The Company’s fourth quarter FFO results of $0.18 per diluted share were in line with the Company’s previous guidance of $0.17 to $0.18 per diluted share. As compared to the Company’s third quarter results, the fourth quarter was negatively impacted by incrementally higher Sarbanes-Oxley costs ($1.0 million) and a credit due the previous owner of the Stratford Square Mall totaling approximately $0.3 million. These costs were partially off-set by higher incremental income primarily due to seasonal income of $0.5 million.

For the first quarter of 2006, the Company reaffirms previously announced guidance in the range of $0.19 to $0.21 per diluted share. The Company also reaffirms its expectations of a sequential increase in FFO for the second quarter of 2006.

2005 FORM 10K FILING EXTENSION

In connection with finalizing year-end procedures, the Company intends to exercise its right to file for a 15-day extension with the SEC to file its annual report on Form 10-K. The extension is required to allow sufficient time for the Company to complete its normally required year-end reporting requirements and initial assessment of the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The Company is currently considering, whether any of the matters that have been identified as a result of the Section 404 assessment process amount to material weaknesses in the Company’s internal controls over financial reporting.

CONFERENCE CALL

The Company’s executive management team, led by Larry Feldman, CEO, and Tom Wirth the Company’s CFO will host a conference call and audio web cast on Tuesday, March 14, 2006 at 11:00 a.m. EST to discuss the financial results. The conference call may be accessed by dialing (800) 289-0572. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.

A replay of the call will be available for a limited time by dialing (888) 203-1112 using pass code 2643502, or you may access the replay via the Company’s web site.

NON-GAAP FINANCIAL MEASURES

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 7 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the March 14, 2006 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 7 of this release. *Financial Tables Attached

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company's website at www.feldmanmall.com.

The Company's portfolio, including non-owned anchor tenants, consists of six regional malls aggregating approximately 6.2 million square feet.

To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands)	December 31, 2005	December 31, 2004

	(unaudited)
Assets:
Investments in real estate, net	$396,108	$143,653
Investment in unconsolidated real estate partnership	3,153	5,150
Cash and cash equivalents	14,331	15,607
Restricted cash	7,707	4,555
Rents, deferred rents and other receivables, net	5,763	1,921
Acquired lease rights, net	14,205	4,167
Acquired in-place lease value, net	19,098	11,504
Acquired below market ground lease, net	7,811	—
Deferred charges, net	2,843	675
Other assets	4,466	1,551

Total Assets	$475,485	$188,783

Liabilities and Stockholders' Equity:
Mortgage loans payable	$318,489	$54,750
Due to affiliates	5,303	12,941
Accounts payable, accrued expenses and other liabilities	19,222	7,862
Dividends and distributions payable	3,331	—
Acquired lease obligation, net	11,612	4,737

Total liabilities	357,957	80,290

Minority interest	12,167	13,962

Stockholders' Equity
Common stock	131	108
Additional paid-in capital	122,399	95,672
Unamortized deferred compensation expense	(2,756)	—
Distributions in excess of earnings	(15,512)	(1,249)
Accumulated other comprehensive income	1,099	—

Total stockholders' equity	105,361	94,531

Total Liabilities and Stockholders' Equity	$475,485	$188,783

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

			Feldman Predecessor		Feldman Predecessor

(Amounts in thousands, except per share data)	Three Months Ended December 31, 2005	Period From December 16, 2004 to December 31, 2004	Period From October 1, 2004 to December 15, 2004	Twelve Months Ended December 31, 2005	Period from January 1, 2004 to December 15, 2004

	(unaudited)			(unaudited)
Revenue:
Rental	$12,081	$327	$1,427	$35,729	$6,340
Tenant reimbursements	5,587	193	932	17,634	4,124
Management, leasing and development services	114	58	118	470	917
Interest and other income	616	52	39	1,362	250

Total Revenue	18,398	630	2,516	55,195	11,631
Expenses:
Rental property operating and maintenance	6,663	329	1,089	18,201	3,886
Real estate taxes and ground rent	2,279	45	271	6,702	1,218
Interest (including amortization of deferred financing costs)	4,110	443	671	11,909	4,007
Depreciation and amortization	4,227	211	256	13,383	1,462
General and administrative	2,828	1,047	2,380	7,061	3,498

Total Expenses	20,107	2,075	4,667	57,256	14,071
Equity in earnings (loss) of unconsolidated real estate partnership	(162)	12	125	(454)	425

Loss before minority interest	(1,871)	(1,433)	(2,026)	(2,515)	(2,015)
Minority interest	209	184	(165)	282	(233)

Net Loss	$(1,662)	$(1,249)	$(2,191)	$(2,233)	$(2,248)

Basic and diluted weighted average shares outstanding	12,466	10,790		12,363

Net loss per share (Basic and Diluted)	($0.13)	($0.12)		($0.18)

Funds from Operations (FFO)
FFO per share (Basic and Diluted)	$0.18	($0.09)		$0.81

FFO Calculation:
Net Loss	($1,662)	($1,249)		($2,233)

Less:
Minority interest	(209)	(184)		(282)
Add:
Depreciation and amortization (excluding FF&E)	4,177	201		13,136
Joint venture FFO adjustment	216	76		729

FFO, before minority interest	$2,522	($1,156)		$11,350

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,466	10,790		12,363
Weighted average partnership units held by minority interests and common stock equivalents	1,769	1,593		1,700

Weighted average shares and units outstanding	14,235	12,383		14,063

The results of the Feldman Predecessor represent the operations of Feldman Equities of Arizona, LLC, the predecessor entity prior to the Company’s December 2004 initial public offering.